EXHIBIT 21

EMPIRE PETROLEUM CORPORATION

Subsidiaries

Entity	Place of Incorporation/Organization
Empire Louisiana LLC	Delaware
Empire ND Acquisition LLC	Delaware
Empire New Mexico LLC	Delaware
Empire North Dakota LLC	Delaware
Empire Northwest Shelf LLC	Delaware
Empire Texas LLC	Delaware
Empire Texas GP LLC	Texas
Empire Texas Operating LLC	Texas
Pardus Oil & Gas Operating, LP	Texas